Exhibit 99.1

InterDigital® Announces First Quarter 2008 Financial Results

Solid Profitability and Free Cash Flow in the Quarter

KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--InterDigital, Inc. (NASDAQ:IDCC) today announced results for first quarter ended March 31, 2008. Highlights for first quarter 2008 include:

  Revenue of $56.0 million, including $55.5 million of recurring revenue
  Net income of $7.3 million, or $0.15 per diluted share
  Free cash flow1 of $77.7 million
  Repurchase of nearly 1 million shares of the company’s common stock for $17.5 million
  Ending cash and short-term investments totaling $240.1 million.

William J. Merritt, InterDigital’s President and Chief Executive Officer, commented, “The first quarter 2008 was another good quarter for InterDigital and a solid start to 2008. Recurring royalties from our core base of existing licensees grew nicely, both sequentially and on a comparable quarter basis. We also continued our dialogue with unlicensed manufacturers, and earlier this week, announced the signing of two additional 3G patent licenses with manufacturers in Taiwan, bringing our total number of 3G patent licensees to over 25.”

“Our product programs also progressed very well,” continued Mr. Merritt. “In its annual independent review of 3G modem offerings, Signals Research Group determined our SlimChip™ modem to be among the leading solutions in the market. The high performance of the baseband IC combined with its unique “slim” design targeted at the data card space has generated significant customer interest and we are on track to secure a design win in the first half of this year.”

First Quarter Summary

The company’s net income in first quarter 2008 totaled $7.3 million, or $0.15 per diluted share, compared to $17.7 million, or $0.34 per diluted share, in first quarter 2007. Net income in the first quarter of 2007 benefited from $13.8 million of royalty audit findings from one of the company’s licensees.

Recurring revenue from core customers in first quarter 2008 totaled $55.5 million, a $5.7 million increase over comparable first quarter 2007 revenue, and a $4.1 million increase over fourth quarter 2007 recurring revenue. Total revenue in first quarter 2008 was $56.0 million compared to $67.8 million in first quarter 2007, the latter of which included $18.0 million of revenue related to royalty audit findings and other 2G royalties from Sony Ericsson. Recurring patent licensing royalties in first quarter 2008 totaled $53.3 million, reflecting a $4.5 million increase in recurring revenue from all other new and existing licensees offset by the expected decline of 2G revenues from Sony Ericsson. Technology solution revenue increased to $2.2 million in first quarter 2008 from $1.0 million in first quarter 2007. This increase was due primarily to engineering services associated with a first quarter 2008 license of the company’s SlimChip 3G broadband modem IP to a leading Asian semiconductor company. Licensees that accounted for 10 percent or more of the $55.5 million of recurring patent license royalties and technology solution revenue were LG (25%), Sharp (19%) and NEC (10%).

First quarter 2008 operating expenses of $45.1 million increased 3 percent over first quarter 2007 operating expenses of $43.6 million. Excluding arbitration and litigation expenses, operating expenses increased 3 percent to $39.3 million in first quarter 2008 from $38.2 million in first quarter 2007. Patent litigation and arbitration expenses totaled $5.7 million in first quarter 2008 compared to $5.5 million in first quarter 2007. Excluding the effect of insurance recoveries and an adjustment to an accrual for legal expenses, first quarter 2008 patent litigations and arbitration expenses totaled $13.8 million compared to $7.2 million in first quarter 2007.

Net interest and investment income of $0.4 million in first quarter 2008 decreased $2.2 million over first quarter 2007 due mainly to lower rates of return and a $0.7 million investment writedown related to an equity investment in Kineto Wireless.

The company’s first quarter 2008 effective tax rate was approximately 35%. This effective rate could change in future quarters based on changes in expected taxable income, tax credits, and other tax items for 2008, including the renewal of the U.S. federal research and experimental credit. The company’s income tax provision in first quarter 2007 reflected a 34% effective tax rate.

Near-Term Outlook

Scott McQuilkin, Chief Financial Officer commented, “Consistent with the company's practice, revenue guidance for second quarter 2008 will be provided following the receipt and review of applicable royalty reports. Notwithstanding, royalty reports received to date reflect a sequential increase in recurring patent license royalties and we do expect to see a sequential increase in revenues for second quarter 2008.

“We currently anticipate second quarter 2008 operating expenses excluding patent arbitration and litigation costs will grow approximately 4% to 8% above first quarter levels due to activities associated with the continued development of our SlimChip product family,” added Mr. McQuilkin. “Arbitration and litigation expenses tend to be highly volatile and the actual level of expense will depend on the level of activity we experience during the quarter. Lastly, we estimate that our effective book tax rate will be approximately 35%.”

About InterDigital

InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers a family of SlimChip™ high performance mobile broadband modem solutions, consisting of Baseband ICs, Modem IP and Reference Platforms. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits.

For more information, visit: www.interdigital.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the information under the heading “Near-Term Outlook” and other information regarding our current beliefs, plans, and expectations, including without limitation: (i) continuing license negotiations; (ii) increases in recurring patent license royalties; (iii) the continued development of the company’s SlimChip ™ product family; (iv) second quarter 2008 operating expenses excluding patent arbitration and litigation expense; (v) second quarter 2008 patent arbitration and litigation expense; and (vi) our estimated 2008 effective book tax rate. Words such as “will,” “expect,” “anticipate” “continue to,” “forecast,” “likely,” “estimate,” “on target” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, those identified in this press release as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new license agreements on acceptable terms; (iii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, and any delay in receipt of quarterly royalty reports from our licensees; (iv) unanticipated product development expenses and the timing of such expenses; (v) unanticipated difficulties or delays in the production or delivery of our integrated circuit engineering samples; (vi) changes in the technology preferences, needs, availability and pricing of competitive technologies and product offerings; (vii) timely receipt and final reviews of licensee royalty reports and related matters; (viii) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings, or adverse rulings in such legal proceedings; and, (ix) changes in our expectations of the amount and composition of full-year taxable income, Congressional approval of 2008 U.S. federal research and experimental credit, changes in foreign and domestic tax laws or treatises, or changes in our tax planning strategies. We undertake no duty to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

1 InterDigital defines “free cash flow” as operating cash flow less purchases of property and equipment, technology licenses, investments in patents and unrealized (loss) gain on short term investments. A detailed reconciliation of free cash flow to GAAP results is provided at the end of this news release.

SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
For the Period Ended March 31
(Dollars in thousands except per share data) (unaudited)

	For the Three Months Ended March 31,
	2008	2007
REVENUES	$56,027	$67,818

OPERATING EXPENSES:
Sales and marketing	2,388	2,096
General and administrative	5,675	6,544
Patents administration and licensing	15,051	13,205
Development	23,202	21,784
Arbitration and litigation contingencies	(1,200)	-
	45,116	43,629

Income from operations	10,911	24,189

NET INTEREST & OTHER INVESTMENT INCOME	438	2,633

Income before income taxes	11,349	26,822

INCOME TAX (PROVISION)	(4,032)	(9,153)

NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$7,317	$17,669

NET INCOME PER COMMON SHARE – BASIC	$0.16	$0.35

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC	46,426	49,782

NET INCOME PER COMMON SHARE – DILUTED	$0.15	$0.34

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – DILUTED	47,323	51,880

SUMMARY CASH FLOW
For the Periods Ended March 31
(Dollars in thousands)
(unaudited)

	For the Three Months Ended March 31,
	2008	2007
Income before income taxes	$11,349	$26,822
Taxes paid	(15,675)	(15,675)
Depreciation, amortization and share based compensation	8,367	7,177
Increase in deferred revenue	30,465	104,088
Deferred revenue recognized	(30,284)	(31,107)
Increase in operating working capital, deferred charges and other	82,122	14,289
Capital spending, technology licensing & patent additions	(8,644)	(12,278)
FREE CASH FLOW	77,700	93,316

Long-term investment	-	(5,000)
Tax benefit from share-based compensation	370	2,425
Debt decrease	(365)	(92)
Repurchase of common stock	(16,105)	(143,926)
Proceeds from exercise of stock options	748	2,099
Unrealized gain on short term investments	330	31
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS	$62,678	$(51,147)

CONDENSED BALANCE SHEET
(Dollars in thousands) (unaudited)

	March 31, 2008	December 31, 2007
Assets
Cash & short-term investments	$240,145	$177,467
Accounts receivable	37,966	130,880
Current deferred tax assets	43,942	43,734
Other current assets	23,331	19,332
Property & equipment and Patents (net)	114,370	111,686
Long-term deferred tax assets and non-current assets	50,232	51,786
TOTAL ASSETS	$509,986	$534,885
Liabilities and Shareholders’ Equity
Current portion of long-term debt	$1,018	$1,311
Accounts payable & accrued liabilities	70,246	76,974
Current deferred revenue	74,735	78,899
Long-term deferred revenue	228,890	224,545
Long-term debt & long-term liabilities	7,955	16,089
TOTAL LIABILITIES	382,844	397,818
SHAREHOLDERS' EQUITY	127,142	137,067
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$509,986	$534,885

The company’s short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint.

This release includes a summary cash flow statement that results in the change in both the company’s cash and short-term investment balances. One of the subtotals in the summary cash flow statement is free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities.

	For the Three Months Ended March 31,
	2008	2007

Net cash provided by operating activities	$86,344	$105,594
Purchases of property, equipment, & technology licenses	(1,229)	(7,112)
Patent additions	(7,415)	(5,166)
Free cash flow	$77,700	$93,316

InterDigital and SlimChip are trademarks of InterDigital, Inc.

CONTACT:
InterDigital, Inc.
Media Contact:
Jack Indekeu, +1 610-878-7800
jack.indekeu@interdigital.com
or
Investor Contact:
Janet Point, +1 610-878-7800
janet.point@interdigital.com